UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
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Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2010

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc. to be held on Tuesday, April 20, 2010, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky and to be web cast via the Internet at the Investor Relations section of the Company’s web site at www.humana.com, Investor Relations section. This Proxy Statement contains information about our Company and the two proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. These materials will be available on the Internet on March 9, 2010. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

This Proxy Statement is being mailed or transmitted on or about March 9, 2010 to the Company’s stockholders of record as of February 26, 2010.

Sincerely,

David A. Jones, Jr. Chairman of the Board and Significant Stockholder	Michael B. McCallister Director, President, Chief Executive Officer and Significant Stockholder

Humana Inc.

March 9, 2010

Notice of Annual Meeting of Stockholders

Tuesday, April 20, 2010

10:00 a.m., EDT

Humana Building

25th Floor Auditorium

500 West Main Street

Louisville, Kentucky 40202

AGENDA

1.	Elect eleven (11) directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on February 26, 2010 will be entitled to vote.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET

•	BY TELEPHONE

•	BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

(see instructions on proxy card or at the voting site).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President and Corporate Secretary

FREQUENTLY ASKED QUESTIONS

1. Q:	When will this Proxy Statement be transmitted to stockholders?

A:	This Proxy Statement is being transmitted on or about March 9, 2010 to stockholders of record as of February 26, 2010. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2010 Annual Meeting of Stockholders.

2. Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Tuesday, April 20, 2010 at 10:00 a.m. EDT at 500 W. Main Street, Louisville, Kentucky 40202 at The Humana Building, 25 th Floor Auditorium.

3. Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. common stock, which we refer to as Shares, as of the close of business on February 26, 2010, which we refer to as the Record Date, is entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

4. Q:	How many Shares are eligible to vote?

A:	As of the Record Date, February 26, 2010, 170,130,985 Shares of Company common stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each Share held.

5. Q:	What am I voting on?

A:	You are being asked to:

1)	Elect eleven (11) individuals to serve on the Board of Directors of the Company, which we refer to as the Board or the Board of Directors; and

2)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

6. Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

7. Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

8. Q:	How does the Board recommend I vote on each proposal?

A:	The Board recommends that you vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

All Shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

9. Q:	How will my shares be voted if I do not specify how they should be voted?

A:	If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

10. Q:	What if my Shares are not registered in my name?

A:	If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form by mail, or electronically by e-mail on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee, your Shares may not be voted with respect to certain proposals, including the election of directors, if you do not provide voting instructions on your instruction form. Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. On July 1, 2009, the SEC approved a proposed NYSE rule that eliminated broker discretionary voting in uncontested director elections, which had been permitted in previous years. Therefore, your Shares will not be voted with respect to the proposal to elect the Company’s Board of Directors if you do not provide voting instructions on your instruction form.

11. Q:	What is a “broker non-vote”?

A:	A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. As discussed above, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to certain proposals, such as the election of directors. Therefore, we expect to have broker “non-votes” at the Annual Meeting with respect to Proposal 1 (election of the Company’s Board of Directors), but do not expect to have any broker “non-votes” with respect to Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP).

12. Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

13. Q:	How do I vote?

A:	There are four ways that you can vote your Shares. Voting by any of these methods will supercede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)	By Internet. The web site for voting is at http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your Notice card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Monday, April 19, 2010.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)	By telephone. If you are a registered holder in the United States or Canada, you should call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Monday, April 19, 2010.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. Eastern Time on Tuesday, April 20, 2010, the day of the Annual Meeting.

If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Eastern Time on Monday, April 19, 2010, the day before the Annual Meeting.

4)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank or broker, you will need to bring proof of ownership to the Annual Meeting in order to vote.

14. Q:	How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement and Savings Plan or the Humana Puerto Rico 1165(e) Retirement Plan?

A:	If you have an interest in the Humana Common Stock Fund of the Humana Retirement & Savings Plan or the Humana Puerto Rico 1165(e) Retirement Plan on the Record Date, you may vote. Under the Humana Retirement & Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan, your voting rights are based on your interest — the amount of money you and the Company have invested — in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee. If your voting instructions are received by 11:59 p.m. EDT on Thursday, April 15, 2010, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement & Savings Plan, or the Humana Puerto Rico 1165(e) Retirement Plan, as applicable, are actually voted by the other participants in the applicable plan.

You should provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. However, you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement & Savings Plan or the Humana Puerto Rico 1165(e) Retirement Plan, as applicable.

15. Q:	How many votes are required to elect each director?

A:	A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy adopted in January 2007, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (1) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (2) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

16. Q:	How many votes are required to ratify the Company’s independent registered public accounting firm?

A:	The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to current NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

17. Q:	Who will count the votes?

A:	Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Then, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

18. Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supercede any prior vote you made regardless of how that vote was made):

By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

19. Q:	When are the stockholder proposals for inclusion in the Company’s proxy materials for the 2011 Annual Meeting due?

A:

Stockholder proposals as permitted by SEC regulations for inclusion in our proxy materials relating to the 2011 annual meeting of stockholders must be submitted to the Corporate Secretary in writing no later than November 8, 2010. Proposals should be submitted to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 W. Main Street, 27th Floor, Louisville, KY 40202.

20. Q:	May a stockholder present a proposal not included in our Proxy Statement at the April 20, 2010 Annual Meeting?

A:

A stockholder can present a proposal at the annual meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202.

A copy of our Bylaws is available on our web site. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on “Corporate Governance” on the right side of the page, and then click on the link entitled, “Bylaws” on the left side of the page.

21. Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. has been hired to assist in the distribution of proxy materials and solicitation of votes for approximately $15,000 plus expenses.

We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $190,000 plus expenses.

We will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

22. Q:	How can I obtain additional information about the Company?

A:	Included with this Proxy Statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all other filings with the SEC also may be accessed via the Investor Relations section on our web site at www.humana.com. We encourage you to visit our web site. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory on the left side of the page.

23. Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in a current report on Form 8-K which will be filed with the SEC on or before April 26, 2010. The voting results will also be published on our web site at www.humana.com at the same time. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on “Corporate Governance” on the right side of the page, and then click on the link entitled “Voting Results of Annual Stockholders Meeting” on the left side of the page.

24. Q:	What is “householding”?

A:	“Householding” occurs when a single copy of our Annual Report, Proxy Statement or Notice is sent to any household at which two or more shareholders reside if they appear to be members of the same family. Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, Proxy Statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the New York Stock Exchange, or NYSE, Listed Company Manual. The Guidelines may be viewed on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” on the right side of the page, and then click on the link entitled “Corporate Governance Guidelines” on the left side of the page.

Independent Directors

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships which could have been reported under “Certain Transactions with Management and Others“ in this Proxy Statement. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of David A. Jones, Jr., the Chairman of our Board of Directors;

(3)	a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., the Chairman of our Board of Directors, serves as Chairman and Managing Director; and

(4)	a relationship between the Company and Main Street Realty, Inc., or Main Street Realty, which is owned by the father of David A. Jones, Jr., the Chairman of our Board of Directors.

Pfizer.    The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, an amount that includes Humana claims paid and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e. the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2009, the rebate amounted to approximately $129 million. We have also agreed to complete various research studies for Pfizer, for which we were paid an immaterial amount of fees by Pfizer in 2009.

JAPC, Inc.    In 2009, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC at a rate at least as favorable to the Company as market rates, which amounts were not material.

Chrysalis.    In 2009, we received health care premium payments from Chrysalis in the aggregate amount of approximately $131,000, and from two other companies in the investment portfolio of Chrysalis. The premiums charged and benefits provided under these arrangements are comparable to those extended to our other non-affiliated customers in the area. We also reimbursed Chrysalis for the cost of certain office expenses for David A. Jones, Jr. incurred in his position as Chairman of our Board of Directors, which amounts were not material.

Main Street Realty.    In 2009, we received health care premium payments from Main Street Realty in the aggregate amount of approximately $186,000. The premiums charged and benefits provided under the arrangement are comparable to those extended to our other non-affiliated customers in the area.

At the conclusion of its review, the Board affirmatively determined that in each case the relationship between the Company and Pfizer, the Company and JAPC, the Company and Chrysalis, and the Company and Main Street Realty was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of Mr. D’Amelio or Mr. Jones, respectively. Messrs. D’Amelio and Jones each recused themselves from the independence assessment relative to himself.

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. McCallister, who is an employee of the Company) is independent.

Company Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Humana and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman includes leading the Board in its annual CEO evaluation (in conjunction with the recommendations of the Organization & Compensation Committee), providing continuous feedback on the direction, performance and strategy of the Company, serving as Chair of regular and executive sessions of the Board, setting the Board’s agenda with the CEO, and leading the Board in anticipating and responding to crises. The Company’s bylaws provide that the chief executive officer can be either the Company’s president or its chairman of the Board. The Board believes that the advisability of having a separate or combined chairman and chief executive officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of the Company’s Board, the effective interaction between Mr. Jones, as Chairman, and Mr. McCallister, as Chief Executive Officer, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and Board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.

Board Oversight of Risk

Pursuant to its charter, and in compliance with applicable NYSE listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management. To accomplish this, the Audit Committee reviews risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company and coordinate with and report to the Audit Committee. In addition, the Board of Directors has delegated to the Organization & Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Finally, the full Board reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Committee Composition

The Board of Directors has the following committees: Audit; Executive; Investment; Nominating & Corporate Governance; and Organization & Compensation. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee, and the Organization & Compensation Committee. Additional information regarding the Audit Committee is included in this Proxy Statement under the caption “Audit Committee Report” and additional information regarding the Organization & Compensation Committee is included in this Proxy Statement under the captions “Compensation Discussion and Analysis” and “Organization & Compensation Committee Report”.

The number of Board committee meetings held in 2009 and membership as of February 26, 2010, were as follows:

	Audit	Executive	Investment	Nominating & Corporate Governance	Organization & Compensation
Number of Meetings in 2009	7	0	4	2	7
NAME
David A. Jones, Jr.		C
Frank A. D’Amelio	C		M
W. Roy Dunbar			C		M
Kurt J. Hilzinger		M			C
Michael B. McCallister		M
William J. McDonald			M		M
William E. Mitchell (1)	M			M
David B. Nash, M.D. (2)	M
James J. O’Brien	M		M
Marissa T. Peterson				M	M
W. Ann Reynolds, Ph.D.	M			C

C	= Chair
M	= Member

(1)	William E. Mitchell was elected to the Board of Directors on April 23, 2009.
(2)	David B. Nash, M.D. was elected by the Board of Directors on December 10, 2009 and appointed to the Audit Committee, in each case effective as of January 1, 2010.

Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” on the right side of the page, and then you will see a link to the Committee Charters on the left side of the page.

Audit Committee

Pursuant to its charter, the Audit Committee:

•

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

•

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

•

reviews with the independent registered public accounting firm, our Internal Audit Department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

•

reviews our internal audit function including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

•

reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	confers independently with the internal auditors, key members of management, and the independent registered public accounting firm;

•	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

•	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

•	discusses the Company’s policies with respect to risk assessment and risk management; and

•	annually evaluates its performance.

Corporate Governance Determinations

•

The Board of Directors has determined that each of the members of the Audit Committee at February 26, 2010 are independent according to SEC and NYSE requirements, and each are financially literate, as defined in the New York Stock Exchange listing standards. The Board of Directors has determined further that Mr. D’Amelio, Mr. O’Brien, Mr. Mitchell and Dr. Reynolds each meet the definition of “audit committee financial expert.”

•	The Report of the Audit Committee for the year ended December 31, 2009 is set forth in this Proxy Statement under the caption “Audit Committee Report.”

•	PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

•	No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

Organization & Compensation Committee

Pursuant to its charter, the Organization & Compensation Committee:

•

reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

•

makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers;

•	approves equity-based grants to executive officers, and grants to other employees where Board approval is required under our applicable equity compensation program.

•	approves material elements of all employment, severance and Change in Control agreements for the executive officers;

•	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations; and

•	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this Proxy Statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this Proxy Statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

None of the Organization & Compensation Committee members:

•	is or has ever been an officer or employee of the Company; or

•

is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this Proxy Statement under the caption “Certain Transactions with Management and Others”); or

•	is an executive officer of another entity, at which one of our executive officers serves either as a director or on its compensation committee.

Compensation Risk Determination

In 2009, the Organization & Compensation Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee:

•	establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans;

•	reviews investment results; and

•	annually evaluates its performance.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee:

•	recommends to the full Board criteria for the selection and qualification of the members of the Board;

•	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

•	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

•	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

•	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

•	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

•	reviews the overall relationship of the Board and management;

•	reviews issues and developments pertaining to corporate governance; and

•	annually evaluates its performance.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on “Corporate Governance” on the right side of the page, and then click on the link entitled, “Bylaws” on the left side of the page. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this Proxy Statement and should be sent to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202.

Identifying Nominees for Directors

The Board is responsible for selecting its own members and delegates the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman of the Board, the Chief Executive Officer and outside consultants as appropriate. The Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated. The Committee considers potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. The Nominating & Corporate Governance Committee selects candidates who possess a reputation and hold positions or affiliations befitting a director of a large publicly-held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.

From time to time, we engage a third party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership. In April 2009, our shareholders elected William E. Mitchell to serve as a director. In addition, in December 2009, our Board of Directors elected Dr. David B. Nash to serve as a director, effective January 1, 2010. Mr. Mitchell and Dr. Nash were each recommended to the Nominating & Corporate Governance Committee by Korn/Ferry International, a third party search firm. During 2009, we paid approximately $106,000 to Korn/Ferry International for various services, which included recruitment related to Mr. Mitchell and Dr. Nash.

Director Qualifications

The Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating & Corporate Governance Committee for a position on the Board. The Board has determined that each member of the Board (except Mr. McCallister, who is an employee of the Company) is independent according to criteria established in the Guidelines by the Board, and in accordance with requirements of the NYSE and the SEC. The Organization & Compensation Committee members must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee reviews with the Board the requisite skills and characteristics for Board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account other Board members and the specific needs of the Company and the Board. Although the Board and the Nominating & Corporate Governance Committee do not have a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The goal of this process is to assemble a group of board members with deep, varied experience, sound judgment, and commitment to the Company’s success. For a discussion of the individual experience and qualifications of our board members, please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement.

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board further amended the Bylaws to require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliations change must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of their continued service on the Board.

Director Stock Ownership Policy

The Board has adopted a retention policy requiring that any director compensation received in the form of Humana Inc. restricted stock or restricted stock units must be held until the director no longer serves as a member of the Board.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2009, the Board of Directors met seven times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees who were directors in April 2009, attended the Annual Meeting of Stockholders held April 23, 2009, except Mr. D’Amelio, Chief Financial Officer for Pfizer, Inc., who attended the Pfizer, Inc. Annual Shareholders’ meeting on that date.

Executive Sessions of Non-Management Directors

In 2009, our non-management directors held regularly scheduled, formal executive meetings, separate from management. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2009 in connection with each regularly scheduled Board of Directors meeting. Executive sessions are led by the Presiding Director, who is required to be an independent director. The Presiding Director at such meetings is either the Chairman of the Board if he so qualifies or the various qualifying committee chairs on a rotating basis. If the designated director is unavailable to serve as the Presiding Director, the remaining qualifying directors may designate one of themselves to serve as Presiding Director for that meeting.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which should be reported to the Audit Committee. The Executive Code of Ethics may be viewed on our web site at www.humana.com. Any amendment to or waiver of the application of the Executive Code of Ethics will be disclosed within four days of the waiver on our web site at www.humana.com. To see either the Executive Code of Ethics or any amendments or waivers, go to www.humana.com web page, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” on the right side of the page, and then click on the relevant links on the left side of that page.

In addition, we operate under the omnibus Humana Inc. Principles of Business Ethics, which we refer to as the Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to employees, officers and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies. The Humana Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Principles of Business Ethics. The Principles of Business Ethics may be viewed on our web site at www.humana.com. Any waiver for directors or executive officers from the provisions of the Principles of Business Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our web site at www.humana.com. To see either the Principles of Business Ethics or any waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” on the right side of the page, and then click on the relevant links on the left side of that page.

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our web site at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

Effective January 1, 2010, the Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eleven (11). The directors are elected to hold office until the Annual Meeting of Stockholders in 2011 and until a successor is elected and qualified.

Each of the nominees has accepted the nomination and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2010.

Name	Age	Position	First Elected Director
David A. Jones, Jr.	52	Chairman of the Board	05/93
Frank A. D’Amelio	52	Director	09/03
W. Roy Dunbar	48	Director	04/05
Kurt J. Hilzinger	49	Director	07/03
Michael B. McCallister	57	Director, President & Chief Executive Officer	02/00
William J. McDonald	53	Director	10/07
William E. Mitchell	65	Director	04/09
David B. Nash, M.D.	54	Director	01/10
James J. O’Brien	55	Director	04/06
Marissa T. Peterson	48	Director	08/08
W. Ann Reynolds, Ph.D.	72	Director	01/91

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate, the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, each candidate’s ability to devote sufficient time and effort to his or her duties as a director, independence and willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, business judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. We believe that the current Board members not only have and demonstrate these attributes, but also have a deep commitment to the Company’s success, as evidenced by the qualifications of each director described below:

David A. Jones, Jr. was initially elected to the Board in May 1993 and was elected Chairman of the Board of the Company in April 2005. Prior to that, Mr. Jones was Vice Chairman of the Board from September 1996 through April 2005. He is Chairman and Managing Director of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky. As a successful venture capitalist and long-time Chairman of the Board, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Senior Vice President and Chief Financial Officer of Pfizer Inc, having held this position since September

2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Director and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. From May 2001 until February 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the board of directors of the Independent College Fund of New Jersey and the JPMorgan Chase National Advisory Board. The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

W. Roy Dunbar was initially elected to the Board in April 2005. He is the Chairman of the Board of NetworkSolutions, and was also the Chairman and Chief Executive Officer from January 2008 to November 2009. Prior to that, Mr. Dunbar was the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

Kurt J. Hilzinger was initially elected to the Board in July 2003. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, having previously served as Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002. The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Michael B. McCallister was appointed as President and Chief Executive Officer of the Company and to the Board of Directors of the Company in February 2000. Mr. McCallister joined the Company in June 1974. In 2008, Mr. McCallister also served on the Board of Directors of National City Corporation until its merger with PNC Financial Services Group on December 31, 2008. As a 36-year veteran of the Company, the Board believes that Mr. McCallister brings an unparalleled depth of experience in the health care sector combined with an intimate knowledge of the operational, financial and strategic development of the Company.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position since 1998. The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant successful experience and expertise in marketing and related disciplines.

William E. Mitchell was initially elected to the Board in April 2009. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC. Prior to that, Mr. Mitchell served as the Chairman of the Board of Directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Mr. Mitchell also serves on the Board of Directors of both Brown-Forman Corporation and Rogers Corporation. The Board believes that Mr. Mitchell’s insights and experience running a complex global public company, as well as his significant experience in the governance of large publicly-traded corporations, will be valuable in helping to guide the Company in the years ahead.

David B. Nash, M.D. was initially elected to the Board in December 2009, effective January 1, 2010. He is the founding dean of the Jefferson School of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 until 2008. Dr. Nash has also previously served on the board of directors of Itrax Corporation and InforMedix. Dr. Nash was recommended to the Board of Directors by a third-party search firm. The Board believes that Dr. Nash brings a unique and compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. As a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health, Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc. As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience and international perspective adds valuable expertise and insight to the Board.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson was formerly executive vice president of worldwide operations and services, and chief customer advocate for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves on the board of directors for SUPERVALU INC., Ansell Limited, and the Lucile Packard Children’s Hospital at Stanford and previously served on the board of trustees of Kettering University. She also runs an executive coaching practice focused on helping grow and develop leaders in the high-technology space. The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

W. Ann Reynolds, Ph.D. was initially elected to the Board in January 1991. Dr. Reynolds served as the President of the University of Alabama at Birmingham from 1997 to 2002. She also was the Chancellor of the City University of New York from 1990 to 1997, where she was responsible for the 21 colleges and professional schools that comprised that system. Prior to that, Dr. Reynolds was the Chancellor of the California State University system from 1982 to

1990, and held academic posts as clinical professor of obstetrics and gynecology at the UCLA School of Medicine. From 1965 to 1979, Dr. Reynolds held academic and administrative posts at the University of Illinois at the Medical Center and from 1979 to 1982 was Provost at Ohio State. Dr. Reynolds serves as a director of Abbott Laboratories, Life Technologies Corporation, and Owens Corning. The Board believes that Dr. Reynolds brings key insights from her academic and medical research and administration background as well as experience in a wide array of health care sectors gained through her Board service in the industry.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Vote Required and Recommendation of Board of Directors. A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

During 2009, the directors were compensated pursuant to the following schedule:

Annual Retainer	$75,000
Chairman of the Board Additional Annual Retainer	$160,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January)(1)	$125,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election(1)	7,500 Restricted Stock Units

(1)	Pursuant to our Directors Stock Retention Policy, any director compensation received in the form of restricted stock or restricted stock units must be held by the director until he or she no longer serves as a member of the Board.

The following table shows the compensation earned for non-employee directors in 2009:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($)(4) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
David A. Jones, Jr.	246,996	124,436	—	—	5,949	28,866	406,247
Frank A. D’Amelio	99,999	124,436	—	—	—	14,506	238,941
W. Roy Dunbar	87,000	124,436	—	—	—	13,835	225,271
Kurt J. Hilzinger	105,000	124,436	—	—	—	26,796	256,232
William J. McDonald	75,000	124,436	—	—	—	8,620	208,056
William E. Mitchell (7)	56,250	301,640	—	—	—	26,524	384,414
David B. Nash, M.D. (8)	—	—	—	—	—	—	—
James J. O’Brien	75,000	124,436	—	—	—	26,873	226,309
Marissa T. Peterson	75,000	124,436	—	—	—	1,361	200,797
W. Ann Reynolds, Ph.D.	87,000	124,436	—	—	18,710	32,119	262,265
(1)	Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as a Board member. Messrs. D’Amelio, Dunbar, Hilzinger, McDonald, Mitchell, O’Brien, Ms. Peterson and Dr. Reynolds each deferred their stock compensation for 2009. Beginning on January 1, 2009, a director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services, including the Humana Common Stock Fund. Messrs. Jones, McDonald and Mitchell elected to defer their cash compensation under the Schwab program in 2009.

(2)	On January 2, 2009, when the fair market value of our common stock was $37.02, each director in office at that time, other than Mr. McCallister, was granted a stock award of 3,377 shares, representing the $125,000 in common stock. On April 23, 2009, the date on which Mr. Mitchell was first elected to the Board and on which date the fair market value of our common stock was $27.96, Mr. Mitchell was awarded 7,500 restricted stock units, and was also awarded 3,353 shares, representing a pro-ration of the annual $125,000 in stock award, each in accordance with the policies noted above. The amount shown in column (c) above is the grant-date fair market value less the par value of $0.1667 per share times the number of shares awarded, as further discussed under “Compensation Policies Based on Certain Tax and Accounting Rules”.

(3)	Outside Directors did not receive any stock options as part of the 2009 Directors Compensation Program.

(4)	Outside Directors did not receive any non-equity incentive plan compensation as part of the 2009 Directors Compensation Program.

(5)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. David A. Jones, Jr. and W. Ann Reynolds, Ph.D. are the only current directors that will have retirement benefits since they are grandfathered under our former Retirement Policy. Under the Retirement Policy a retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, under the Retirement Policy, each retiring director also receives an annual matching charitable contribution benefit of $19,000 for the life of the director. Under the Retirement Policy, the amount was prorated for service less than ten years. Mr. Jones and Dr. Reynolds have been members of our Board of Directors for over ten years.

The Retirement Plan present values were determined based on a discount rate of 5.50% and a post-retirement mortality assumption using the RP-2000 Mortality Tables for males and females projected to 2010, with 100% white collar adjustment. No pre-retirement mortality is assumed.

(6)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors to and from such meetings or other Company business in our airplane. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes that averaged approximately $1,402 per outside director, and life and accidental death insurance premiums that averaged approximately $972 per outside director. These amounts are included in the table above. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a comparable rate as paid by employees. In 2009, only Ms. Peterson elected to participate. The “All Other Compensation” amount above includes the following amounts:

Director	Matching Gift	Occupational Tax	Life Insurance	Total – All Other Compensation
David A. Jones, Jr.	$25,000	$2,762	$1,104	$28,866
Frank A. D’Amelio	$12,636	$1,456	$414	$14,506
W. Roy Dunbar	$12,300	$1,265	$270	$13,835
Kurt J. Hilzinger	$25,000	$1,526	$270	$26,796
William J. McDonald	$8,200	$6	$414	$8,620
William E. Mitchell	$25,000	$0	$1,524	$26,524
David B. Nash, M.D.	$—	$—	$—	$—
James J. O’Brien	$25,000	$1,099	$774	$26,873
Marissa T. Peterson	$0	$1,091	$270	$1,361
W. Ann Reynolds, Ph.D.	$25,000	$3,411	$3,708	$32,119

(7)	Mr. Mitchell was elected to the Board of Directors on April 23, 2009. His compensation reflects the pro-rated amount of the fees discussed above.

(8)	Dr. Nash’s election to the Board of Directors in December 2009 was effective January 1, 2010, and he therefore received no compensation during 2009.

OUTSTANDING OPTIONS

OUTSIDE DIRECTORS

December 31, 2009

The following table provides information as of December 31, 2009 on the stock options held by the director nominees who were non-employee directors in 2009. The Company’s Director Compensation Program currently does not award stock options to non-employee directors.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)
David A. Jones, Jr.	5,000 5,000 5,000 2,500			14.7813 11.5500 10.1900 23.0500	01/02/11 01/02/12 01/02/13 01/02/14	(6) (3) (4) (2)
Frank A. D’Amelio	15,000 2,500			18.0300 23.0500	09/11/13 01/02/14	(1) (2)
W. Roy Dunbar	0			—	—
Kurt J. Hilzinger	15,000 2,500			16.4550 23.0500	07/10/13 01/02/14	(5) (2)
William J. McDonald	0			—	—
William E. Mitchell	0			—	—
David B. Nash, M.D.	0			—	—
James J. O’Brien	0			—	—
Marissa T. Peterson	0			—	—
W. Ann Reynolds, Ph.D.	5,000 5,000 5,000 2,500			14.7813 11.5500 10.1900 23.0500	01/02/11 01/02/12 01/02/13 01/02/14	(6) (3) (4) (2)

(1)	Options granted on 09/11/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(2)	Options granted on 01/02/04 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(3)	Options granted on 01/02/02 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(4)	Options granted on 01/02/03 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(5)	Options granted on 07/10/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(6)	Options granted on 01/02/01 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

As of December 31, 2009, the following Restricted Stock Units have been deferred by the directors, as of the dates indicated, pursuant to the discussion under the Director Compensation Table — Footnote (1):

	December 31, 2009	February 26, 2010
David A. Jones, Jr.	5,022	5,022
Frank A. D’Amelio	11,503	14,275
W. Roy Dunbar	11,182	14,029
Kurt J. Hilzinger	9,036	11,808
William J. McDonald	17,013	20,048
William E. Mitchell	10,853	13,625
David B. Nash, M.D.	—	10,272
James J. O’Brien	16,408	19,180
Marissa T. Peterson	10,877	13,649
W. Ann Reynolds, Ph.D	4,984	7,756

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE, reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2009, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, except as noted below, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

As discussed in this proxy statement under “Director Compensation,” William J. McDonald, a director, has elected a monthly conversion of the cash portion of his director’s fees into stock units that are deferred until his resignation as a director of the Company. On January 15, 2009 and February 13, 2009, through an administrative error at the third party service provider that we use to administer the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, Mr. McDonald’s monthly conversion of director fees into stock units were not reported to the Company in a timely fashion, and therefore were not reported on Form 4 pursuant to the requirements of Section 16(a). Mr. McDonald’s shares continue to be held in the deferred Humana Common Stock Fund. Promptly upon learning of these two transactions, we reported them on Form 4 on March 9, 2009, and we have strengthened our controls to prevent this from re-occurring.

Security Ownership of Certain Beneficial Owners of Company Common Stock

Principal Stockholders of the Company

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

Fairholme Capital Management, L.L.C. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	15,879,600 shares	9.33% (1)(2)

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	14,993,215 shares	8.81%(1)(3)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	11,428,520 shares	6.72%(1)(4)

(1)	The percentage of ownership is based on 170,180,050 shares of our common stock outstanding as of December 31, 2009.

(2)

Based upon a Schedule 13G filed jointly with the SEC for the period ended December 31, 2009, Fairholme Capital Management, L.L.C., Fairholme Funds, Inc. and Bruce R. Berkowitz report that 15,879,600 shares are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. of which 12,831,600 shares are owned by Fairholme Funds, Inc. Because Bruce R. Berkowitz, in his capacity as the Managing Member of Fairholme Capital Management, L.L.C.

or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by Fairholme Capital Management, L.L.C., he is deemed to have beneficial ownership of all such shares reported in the Schedule 13G.

(3)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2009, BlackRock, Inc. reports that it has sole power to vote 14,993,215 shares and has dispositive power over 14,993,215 shares. As previously announced by BlackRock, Inc., on December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (the “BGI Entities”) from Barclays Bank PLC. As a result, this amount includes shares held by substantially all of the BGI Entities.

(4)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2009, Wellington Management Company, LLP reports that in its capacity as investment adviser, it may be deemed to beneficially own shares which are held of record by its clients, and it therefore has shared power to vote 2,766,610 shares and has shared dispositive power over 11,428,520 shares.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership by (i) each of our director-nominees, (ii) our President and Chief Executive Officer, our Chief Financial Officer, and each of our three other highest compensated executive officers serving at December 31, 2009 (which we refer to in these proxy materials as our Named Executive Officers), and (iii) by the director-nominees and all executive officers as a group as of February 26, 2010, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of February 26, 2010 (1)(2)(3)	Percent of Class as of February 26, 2010 (4)
David A. Jones, Jr.	372,088
Frank A. D’Amelio	26,777
W. Roy Dunbar	9,687
Kurt J. Hilzinger	24,702
Michael B. McCallister	1,251,030
William J. McDonald	250
William E. Mitchell	0
David B. Nash, M.D.	0
James J. O’Brien	1,000
Marissa T. Peterson	1,347
W. Ann Reynolds, Ph.D.	51,779
James H. Bloem	207,502
James E. Murray	488,497
Paul B. Kusserow	43,333
V. Rajamannar Madabhushi	20,000
All directors and executive officers as a group (21 in number, including those named above)	3,215,303	1.89

(1)	Beneficial ownership of Shares, for purposes of this Proxy Statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement & Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)	Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement & Savings Plan as of January 31, 2010, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	38,771
James H. Bloem	0
James E. Murray	23,179
Paul B. Kusserow	0
V. Rajamannar Madabhushi	0
All executive officers as a group (numbering 11, including those named herein)	79,486

(b)	Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after February 26, 2010 under the 1996 Stock Incentive Plan for Employees or the 2003 Stock Incentive Plan. They are as follows:

David A. Jones, Jr.	17,500
Frank A. D’Amelio	17,500
W. Roy Dunbar	0
Kurt J. Hilzinger	17,500
Michael B. McCallister	711,401
William J. McDonald	0
William E. Mitchell	0
David B. Nash, M.D.	0
James J. O’Brien	0
Marissa T. Peterson	0
W. Ann Reynolds, Ph.D.	17,500
James H. Bloem	165,404
James E. Murray	355,890
Paul B. Kusserow	33,333
V. Rajamannar Madabhushi	0
All directors and executive officers as a group (numbering 21, including those named herein)	1,766,879

(2)	Certain directors have deferred the stock awards pursuant to our Deferred Compensation Plan for Non-Employee Directors. These Shares are not included in the totals reported above. The initial award of 7,500 restricted stock units to each of Messrs. McDonald, Mitchell and O’Brien, Dr. Nash and Ms. Peterson is also not included in the totals reported above. As of February 26, 2010, which includes the awards in January 2010, the Shares deferred were as follows:

David A. Jones, Jr.	5,022
Frank A. D’Amelio	14,275
W. Roy Dunbar	14,029
Kurt J. Hilzinger	11,808
William J. McDonald	20,048
William E. Mitchell	13,625
David B. Nash, M.D.	10,272
James J. O’Brien	19,180
Marissa T. Peterson	13,649
W. Ann Reynolds	7,756

(3)	As of February 26, 2010, no shares of stock are pledged by any of our Executive Officers or Directors.

(4)	Unless indicated, less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

A.	Executive Summary

B.	Setting the Compensation of Named Executive Officers

C.	Components of Compensation for Named Executive Officers

D.	Other Compensation Considerations

E.	Organization & Compensation Committee

F.	Compensation Consultants

A.	Executive Summary

We view our compensation program as a means of continuing our investment in human capital that will drive high performance and success in the marketplace. This Compensation Discussion and Analysis discusses our compensation policies and practices, describing each element of compensation and the decision-making process that supports it. It addresses how we compensate our Named Executive Officers, and how we uphold our compensation standards through a governance system that includes internal oversight as well as expert outside review.

Our compensation program for our Named Executive Officers supports our philosophy that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our company and our stockholders. In furtherance of this philosophy, we believe that our compensation program must:

•	Support our business strategy, be competitive, and provide significant rewards for outstanding financial and individual performance;

•

Align with stockholders’ interests by including a significant portion of executive pay that is “at risk” in the form of both annual incentive awards that are paid, if at all, based on Company performance, and, in the case of longer term incentive awards, tied closely to increases in the Company’s stock price; and

•	Attract, motivate and retain highly qualified executives.

In setting executive compensation, the Board’s Organization & Compensation Committee, referred to in this report as the Committee, reviews data from a group of comparable peer companies, selected based on line of business considerations, size and market capitalization, which we refer to as our peer group. In 2009, we continued our strategy of targeting the total compensation of our Named Executive Officers to approximate the median compensation level at our peer group.

We believe that our salaries, programs, policies and practices for 2009, disclosed in this report and in the tables that follow, demonstrate that our compensation philosophy and program achieve our compensation goals, and that the total mix of compensation provided to our Named Executive Officers is consistent with a philosophy of motivation and reward. For a discussion of the assessment performed by our Organization & Compensation Committee of the risks associated with our compensation practices and policies, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies, please see the section entitled, “Corporate Governance — Organization & Compensation Committee — Compensation Risk Determination” in this proxy statement.

B.	Setting the Compensation of Named Executive Officers

Our Named Executive Officer compensation includes direct compensation that is:

•

Market-based — Competitive with our peer group and general industry standards; targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

•	Competency-paced — Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static;

•

Contribution-driven — Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality;”

Named Executive Officer compensation also includes indirect compensation in the form of a mix of benefit programs that promote security and well-being, including health benefits, life and disability coverage that provides income protection, retirement plans, and services accessed or purchased on a group basis to assist in the maintenance of an appropriate work/life balance. We seek to provide cost-effective benefits that are competitive with our peer companies and industry benchmarks, and arrived at through a deliberate process of internal benchmarking.

Our Chief Executive Officer, with guidance from the Chief Human Resources Officer, discusses with the Committee his recommendations for the compensation of his direct reports and the rationale for those recommendations. The Committee’s independent consultant, Frederic W. Cook & Co., Inc., or Cook, provides guidance to the Committee when determining the Chief Executive Officer’s compensation. The Committee independently makes all decisions.

Setting Compensation — External Benchmarking

We benchmark our compensation and benefits practices to other publicly traded companies that are comparable to us in significant ways. For Named Executive Officers, we use comparisons from competitors within our peer group, based on revenue size and profitability, as well as our closest industry competitors. Using different comparative measures (e.g., industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Company comparators are reviewed every other year to ensure continued appropriateness of our compensation program. We believe benchmarking with reference to the peer group provides the Company with the most comprehensive means of ensuring that our senior-level compensation is peer-competitive.

For 2009, companies included in our peer group are those:

(i)	with whom we compete for talent; and

(ii)	whose revenues, market capitalization, and business focus are similar to Humana’s.

In February 2009, the Committee made certain adjustments to our peer group to take into consideration merger and acquisition activity and the receipt by certain companies of funds under the U.S. Treasury Troubled Asset Relief Program (TARP). The Committee approved the following peer group of public companies to serve as our benchmark:

Aetna Inc.	Express Scripts, Inc.	Progressive Corp.
AFLAC Inc.	Genworth Financial Corp.	The Travelers Companies, Inc.
Allstate Corp.	Hartford Financial Services Group, Inc.	UnitedHealth Group, Inc.
CIGNA Corporation	Health Net, Inc.	Unum Group
CNA Financial Corporation	MedcoHealth Solutions, Inc.	Wellpoint, Inc.
Coventry Health Care, Inc.	Principal Financial Group, Inc.

We use this competitive market data as a starting point for our analysis. In addition, we take into consideration an executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build teams and develop talent are also factors. Finally, we consider the overall performance of the Company.

Ultimately, we must distill all of these factors and apply our best judgment when determining executive pay. Such judgment should produce a total compensation package that is reasonable as compared to our business prospects, based on our long-term business plans. This allows the Committee to set a compensation package that it believes will:

(i)	appropriately motivate and challenge our Named Executive Officers without encouraging undue risk to the Company; and

(ii)	achieve an appropriate balance between the prospects for the Company and our stockholders and the compensation of our Named Executive Officers.

Setting Compensation — Internal Benchmarking

The process for establishing specific levels for each component of pay is based on an assessment of market pay data, as described above, and an internal benchmarking of the compensation of our top 100 executives, including our Named Executive Officers, a process that ensures the integrity of our compensation program throughout our leadership tier. This internal study considers the relativity of pay between all the Named Executive Officers and the total compensation of the Chief Executive Officer.

C.	Components of Compensation for Named Executive Officers

The components of our compensation program for Named Executive Officers in 2009 were:

•

Base salary, targeted at market medians, but typically ranging from the 25th to the 75th percentile, with the actual levels of base salary based primarily upon the experience, competency and contributions of individual executives;

•	Annual cash incentives, set at specified percentages of each Named Executive Officer’s base salary, dependent upon the achievement of financial performance targets;
•	Equity awards, incentivizing through competitive levels of long-term equity compensation designed to motivate leaders to achieve attractive long-term stockholder returns;
•	Retirement Plans, providing the opportunity for retirement income that will motivate high-potential leaders to pursue a long-term career with the Company;
•	Severance, providing for certain payments in the event of termination of employment; and

•	Perquisites, including a matching annual charitable gift program; life insurance benefits; financial planning assistance; and limited personal use of Company aircraft.

Base Salary

Base compensation for our Named Executive Officers is determined by an assessment of:

•	overall Company performance;
•	individual Named Executive Officer performance;
•	internal pay equity;
•	changes in individual Named Executive Officer responsibilities; and
•	relevant external benchmarking.

While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in our products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

We generally target the market median when establishing individual salaries, and they typically range from the 25th to the 75th percentile. Base salary levels are established to ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance. For Messrs. McCallister, Bloem and Murray, base salaries were established, in conjunction with other components of total compensation, to approximate the market median. Messrs. Kusserow and Madabhushi, two of the Named Executive Officers each hired in 2009, received initial base salary levels above market median percentiles in order to retain their services in our highly competitive market. In February 2009 the Committee determined that, despite their excellent performance, due to the financial pressures facing the Company as a result of the ongoing economic turmoil, our Named Executive Officers would not receive base salary increases. For 2010, however, our Named Executive Officers, with the exception of Mr. McCallister, have been awarded an average base salary increase of 1%. At Mr. McCallister’s request, despite the performance of the Company during 2009, the Committee did not grant Mr. McCallister an increase in base salary for 2010. Base salaries of the Named Executive Officers in 2009, and their relationship to market medians, are listed in the table below.

Named Executive Officer	2009 Base Salary	2009 Market Median(1)
Michael B. McCallister	$1,025,000	$1,059,750
James H. Bloem	$545,000	$586,300
James E. Murray	$670,000	$692,100
Paul B. Kusserow	$465,000	$315,700
V. Rajamannar Madabhushi	$500,000	$437,250

(1)	Based on relevant external benchmarking and the proxy statements of the peer group in February 2009.

Annual Cash Incentives

Incentive Plan Objectives

Our annual incentive compensation plans ensure a portion of each Named Executive Officer’s compensation is “at risk” by linking such portion of compensation to certain key performance objectives and rewarding them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practices and appropriate risk-taking.

Description of the Plan for Named Executive Officers

The Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan, is administered by the Committee. The Committee annually selects those executive officers and other key executives eligible to participate in the Management Incentive Plan and establishes specific performance targets based on predetermined business goals, and an objective formula or standard to determine the minimum and maximum awards payable to each participating executive. The Committee has sole discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards. The Committee may determine at the time the performance targets are established that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, or the effect of changes in accounting principles during the performance period). During 2009, our Named Executive Officers participated in the Management Incentive Plan.

2009 Management Incentive Plan Compensation

For all Named Executive Officers, the 2009 performance target was based on the attainment of a pre-established earnings per share, or EPS, objective. The Committee selected this single performance target because it believed that those with the greatest responsibility for the strategy, implementation and success of the organization should have a substantial portion of their compensation linked to the achievement of this financial goal. The Committee felt that attainment of an EPS goal was the best reflection of the success of our business plan, and the goal was therefore established to provide a direct link between executive compensation and this key performance objective of the Company.

For the EPS objective in 2009, there were threshold, target and maximum achievement payout levels that impacted the final value of the award. The EPS target for 2009 of $6.00 was based on our business plans and reflected the initial earnings per share guidance that we provided to our stockholders. The target was considered a challenging goal, based on the prospects of our government and commercial businesses and an uncertain economy. Performance below the threshold of $5.40 EPS yielded no award. The maximum of $6.30 was set to encourage increased performance within a tolerable risk. The percentages of 2009 base earnings paid at each of the threshold, target and maximum levels were established through a process of external benchmarking of total compensation against our external peer group. These percentages furthermore reflect our philosophy of targeting total compensation to the median, while recognizing that a significant percentage of total compensation should be performance-based. The uniform target percentages (with the exception of Mr. McCallister) and performance measures also emphasize the importance of a teamwork approach among our Named Executive Officers.

The following table sets forth the potential range of payments our Named Executive Officers could have earned under the Management Incentive Plan, in total dollars and as a percentage of 2009 base earnings:

Named Executive Officer	2009 Base Earnings	Threshold EPS of $5.40				Target EPS of $6.00		Maximum EPS of $6.30
		% of Base		MIP Payment		% of Base	MIP Payment	% of Base	MIP Payment
Michael B. McCallister	$1,025,000	75%		$768,750		150%	$1,537,500	200%	$2,050,000
James H. Bloem	$545,000	50%		$272,500		100%	$545,000	150%	$817,500
James E. Murray	$670,000	50%		$335,000		100%	$670,000	150%	$1,005,000
Paul B. Kusserow	$406,397	50%		$203,199		100%	$406,397	150%	$609,596
V. Rajamannar Madabhushi	$342,466	58.4	%(1)	$200,000	(1)	100%	$342,466	150%	$513,699

(1)	As part of Mr. Madabhushi’s engagement, he was guaranteed a minimum payment under the Management Incentive Plan of $200,000 for 2009.

For 2009, since our EPS increased to $6.15, performance fell between the target and maximum levels. Payments for the Named Executive Officers consequently ranged from 125%-175% of annual base earnings, as provided in the table above. See the Summary Compensation Table in the Executive Compensation section of this proxy statement for the specific amounts paid to the Named Executive Officers.

Equity Awards

In 2009, we used a mix of stock options and restricted stock awards to compensate our Named Executive Officers, an equity compensation program which we believe provides an appropriate balance between inducement, retention and motivation of executives and the creation of stockholder value. Equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers. We use a mix of stock options and restricted stock awards to compensate our Named Executive Officers because we believe that each form of equity compensation provides us with different benefits.

•

Stock Options. The value of our stock option grants reflects the economic performance of the Company over time. We use stock options to motivate and challenge our executives to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options and a non-compete covenant embedded in our stock option agreements.

•

Restricted Stock. Restricted stock generally provides value regardless of whether our stock price increases from the date of grant. We use restricted stock grants for inducement and retention purposes and to motivate and challenge our executives. A secondary benefit is derived from the potential added appreciation opportunity as our stock price increases, as well as retention derived from vesting conditions imposed on the restricted stock and a non-compete covenant embedded in our restricted stock agreements.

All stock options and restricted stock awards are granted at regularly scheduled meetings of our Board of Directors, or of the Committee. The Committee, with the assistance of Cook and management, determines the aggregate amounts and terms of stock option and restricted stock awards for each Named Executive Officer following a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost.

The value of each award reflects the executive’s level of responsibility and contributions to the Company’s performance. In making equity awards, the Committee reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the internal and external benchmarking of total compensation discussed above. The number of shares subject to the award is then determined using the fair market value of the option on the grant date, which, in the case of stock options, is determined by the Black-Scholes methodology.

The stockholder-approved “2003 Stock Incentive Plan” provides that all stock options are granted at the average of the high and low stock trading price on the NYSE (fair market value) on the date of grant. We have a policy of not making equity awards when we are aware of any material non-public information. For the last several years, the annual Company-wide option and restricted share awards have been made at the Committee meeting held in the first quarter of the year, following the announcement of annual results for the prior year. The Board and Committee schedules are determined more than a year in advance. In addition to the annual grant, options and/or restricted stock are granted for promotions, new hires, retention purposes, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee.

2009 Awards

In 2009, Messrs. McCallister, Bloem and Murray were awarded stock options designed, in conjunction with other components of total compensation, to approximate the market median, as described above. Messrs. Kusserow and Madabhushi were awarded grants of both stock options and restricted stock in order to induce them to join our company in a highly competitive market, and for the retention benefit of such awards.

The table that follows this report entitled, “Grants of Plan-Based Awards,” shows the number of stock options and restricted stock awarded to each Named Executive Officer and the total expense for each award calculated using the fair value of the award on the date of grant. On December 16, 2009, the SEC adopted amendments to the proxy disclosure rules that, in relevant part, require disclosure of the aggregate grant date fair value of stock awards and option awards granted in the fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. The amount of the grant date fair value of stock awards in 2009, as well as awards in prior periods adjusted for this new rule as required, is shown in columns “(e) – Stock Awards” and “(f) — Option Awards” of the table below entitled, “Summary Compensation Table.”

The table that follows this report entitled, “Outstanding Equity Awards at Fiscal Year-End,” lists the options and restricted stock outstanding by grant date and price for each Named Executive Officer. These awards reflect the years of service of each Named Executive Officer and the frequency with which an individual exercises the options granted.

The Committee routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions, and the value of outstanding equity awards may be taken into account in establishing the level of equity awards to be made.

Retirement

During 2009, we had two retirement plans covering our Named Executive Officers:

•	The Humana Retirement and Savings Plan, (available to all associates) is a qualified, combined retirement plan and 401(k) plan providing for both participant and Company contributions; and

•

The nonqualified Supplemental Executive Retirement and Savings Plan (“Supplemental Plan”) restores, on a nonqualified basis, Company contributions to the Humana Retirement and Savings Plan, which are restricted by the Internal Revenue Service, or IRS, compensation limits.

For additional details on our retirement plans see the table entitled “Nonqualified Deferred Compensation” which covers our Supplemental Plan, and the section entitled “Potential Payments Upon Termination or Change in Control,” which discusses all of our retirement plans.

We believe that our retirement programs will provide our executives with competitive levels of income replacement upon retirement, reflecting the executive’s years of service with our Company, and provide us with a package that will both attract and retain key talent in the Company. The potential payments under these plans are described in the tables that follow this report.

Severance/Change in Control

Mr. McCallister

On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, our President and Chief Executive Officer, which we refer to as the McCallister Employment Agreement. The McCallister Employment Agreement has an initial term ending on December 31, 2010, which will be automatically renewed for successive periods of one year unless terminated by either party upon sixty days written notice. Mr. McCallister is the only executive officer who would be entitled to a tax gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.”

We believe that the excise tax gross-up provided for in the McCallister Employment Agreement is appropriate in order to avoid a possible discriminatory impact of the excise tax rules. We believe it appropriate for Mr. McCallister to retain the same payment that he would have retained had the excise tax not been imposed, allowing him to recognize the full intended economic benefit of the severance provisions of the McCallister Employment Agreement. However, in March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended.

For a more detailed discussion of the McCallister Employment Agreement and the benefits payable to Mr. McCallister in the event of a Change in Control of the Company, please refer to footnote 1 to the table entitled, “Potential Payments Upon Termination or Change in Control of the Company.”

Other Named Executive Officers

We operate in a highly competitive, complex and consolidating industry. Therefore, we have entered into Change in Control severance agreements, which we refer to as CIC Agreements, with all executive officers, including our Named Executive Officers (except for Mr. McCallister, whose severance is governed by the McCallister Employment Agreement, as described above). Pursuant to the CIC Agreements, for a two-year period following a Change in Control of the Company, certain benefits will be provided to these executives upon termination (whether involuntary or due to a resignation as a result of a change in responsibilities, location, or compensation).

Under the CIC Agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary and the maximum target incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Each of the Named Executive Officers would receive a payment in the amount of one and one-half times the sum of their base salary and maximum target incentive payment in the event of a qualified termination of employment within a two year period following a Change in Control. In addition, in the event of a Change in Control, generally all unvested Company options and all unvested restricted stock immediately vest. Health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

All of the CIC Agreements (including the Change in Control provisions of the McCallister Employment Agreement) provide for a “double trigger” (i.e., two events must occur before any payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement, and such termination must have occurred after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred). The Committee opted for a “double-trigger,” rather than providing for severance payments solely on the basis of a Change in Control, because we believe this to be more consistent with the purpose of encouraging the continued employment of our Named Executive Officers following a Change in Control. In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. We believe that the CIC Agreements for our Named Executive Officers allow our executives to devote their time to the duties of running our Company without being distracted by a potential Change in Control. Furthermore, the CIC Agreements have a significant retention value to the Company with respect to our Named Executive Officers. We believe that the severance multiples provided for in the CIC Agreements are appropriate because they are comparable to similarly situated senior executives across U.S. industries. For a discussion of the payments each of our Named Executive Officers would receive in the event of a Change in Control, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” that follows this report.

Perquisites

We also provide certain other benefits to our Named Executive Officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, and club memberships (used for business purposes; if from time to time used for personal reasons, the executive must reimburse the Company).

D.	Other Compensation Considerations

Compensation Mix

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to put a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined financial objectives. Grants of stock options only have value to executives if the value of the company increases through common stock price appreciation. Both stock option and restricted stock awards provide a retention benefit to the Company.

We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders, reflecting our philosophy that, in addition to being market-based, the total compensation of our Named Executive Officers should be competency-paced and contribution-driven. The chart and table below illustrate the relative mix of pay at risk in 2009 for our Named Executive Officers, comprised of base salary, the potential value of the annual cash incentive earned in 2009 though paid in 2010, and the aggregate grant date fair value of the 2009 grants of restricted stock and stock options (based on a Black-Scholes valuation at the time of grant). See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

		Compensation At-Risk-2009
Named Executive Officer	Base Salary	Annual Incentive	Long-Term Incentive (1)	Total
Michael B. McCallister	17%	26%	57%	100%
James H. Bloem	26%	26%	48%	100%
James E. Murray	23%	24%	53%	100%
Paul B. Kusserow	17%	18%	65%	100%
V. Rajamannar Madabhushi	14%	15%	71%	100%

(1)	Includes aggregate grant date fair value of restricted stock and stock option awards.

Clawbacks

In 2009, the Committee adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations.

The clawback policy:

•	applies to all executive officers;

•	permits the recoupment of compensation in the event of a material restatement of the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

•

permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

•	grants discretion to the Committee with respect to the application of the clawback provision.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of our stockholders. Consistent with this philosophy, in 2005 the Board of Directors established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised stock options, are:

• Chief Executive Officer:	Five times base salary

• Direct reports to the Chief Executive Officer:	Three times base salary

• All other Section 16 officers:	Two times base salary

In 2009, the Committee added a further condition to the stock ownership guidelines to provide that any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained.

Compensation Policies Based on Certain Tax and Accounting Rules

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Named Executive Officers serving on the last day of the year. Based on regulations issued by the IRS, we have taken the necessary actions to provide for the deductibility of payments under the Management Incentive Plan, including submitting the Management Incentive Plan to our stockholders for approval. The Management Incentive Plan was approved by our stockholders in April 2008, and became effective as of January 1, 2008, for awards earned during the five-year period ending December 31, 2012.

We view preserving tax deductibility as a contributing objective in establishing executive compensation. In specific instances we have authorized – and may continue to authorize from time to time — compensation arrangements that are not fully tax deductible, but which promote other important objectives of the Company. The Committee believes that all compensation paid for 2009 will be deductible for federal income tax purposes, except $71,691.

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s Supplemental Plan, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. We believe that the Supplemental Plan, the CIC Agreements, the Management Incentive Plan, and our severance program are in compliance with the statutory provisions currently in effect so that any compensation payable under the plans is properly deferred.

E.	Organization & Compensation Committee

All of the members of the Committee are independent, as defined by the NYSE, the SEC and the IRS. The current members of the Committee are Kurt J. Hilzinger, Chairman, W. Roy Dunbar, William J. McDonald, and Marissa T. Peterson. During 2009, the Committee met seven times.

The Committee operates pursuant to a charter which is reviewed and approved each year. There were no changes to the Committee’s charter during 2009. The full text of the Committee charter may be viewed on our corporate website. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” on the right side of the page, and then you will see a link to the Committee Charters on the left side of the page.

F.	Compensation Consultants

Since August 2004, the Committee has retained Cook as its independent compensation consultant. Cook’s role is to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs. As the Committee’s independent consultant, Cook advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee. In 2009, a representative of Cook attended all of the Committee meetings, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, Cook. For services provided to the Committee in 2009, we paid Cook approximately $243,000.

We have a practice that Cook, as an independent compensation consultant, may not provide any other services to the Company without the prior authorization of the Committee. In 2009 Cook provided no additional services to the Company.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2009 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this Proxy Statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

Kurt J. Hilzinger, Chairman

W. Roy Dunbar

William J. McDonald

Marissa T. Peterson

EXECUTIVE COMPENSATION

Executive Compensation of the Company

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last fiscal year by: (1) the President and Chief Executive Officer, (2) the Chief Financial Officer, and (3) each of the three other highest compensated executive officers of the Company serving at December 31, 2009 (collectively, the “Named Executive Officers”).

As described in our Compensation Discussion and Analysis, for each Named Executive Officer, base salary represented approximately 19%; the potential value of the annual cash incentive in 2009 represented approximately 22% and the aggregate fair value of the 2009 grant of stock options and restricted stock represented approximately 59% of the total compensation as listed below, based on the aggregate fair value of equity awards granted to the Named Executive Officers in 2009.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(3)	All Other Compensation ($) (i)(4)	Total ($) (j)
Michael B. McCallister, President & Chief Executive Officer(5)	2009	1,025,000	—	—	3,393,474	1,793,750	0	297,228	6,509,452
	2008	1,017,308	—	—	3,500,002	0	0	668,104	5,185,414
	2007	973,558	—	—	3,000,511	1,950,000	4,438,993	511,321	10,874,383
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2009	545,000	—	—	1,018,047	681,250	0	81,670	2,325,967
	2008	539,665	—	—	1,049,990	0	0	169,624	1,759,279
	2007	509,441	—	—	1,050,172	765,000	606,011	147,460	3,078,084
James E. Murray, Chief Operating Officer	2009	670,000	—	—	1,502,824	837,500	0	125,466	3,135,790
	2008	663,846	—	—	1,549,993	0	0	245,071	2,458,910
	2007	629,423	—	—	1,550,272	945,000	1,295,058	220,254	4,640,007
Paul B. Kusserow, Senior Vice President & Chief Strategy Officer (6)	2009	406,397	—	416,633	2,071,470	507,997	0	117,209	3,519,706
	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—
V. Rajamannar Madabhushi, Senior Vice President & Chief Innovation and Marketing Officer (6)	2009	342,466	218,667	587,266	1,136,660	428,082	0	95,193	2,808,334
	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—

(1)	On December 16, 2009, the SEC adopted amendments to the proxy disclosure rules that, in relevant part, require disclosure of the aggregate grant date fair value of stock awards and option awards granted in the fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. As required by this rule, this table includes the aggregate grant date fair value of option awards or stock awards, as applicable, in 2009, as well as awards in prior periods adjusted for this new rule. Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2009, describes the assumptions used to determine the grant date fair value for overall Company options. The assumptions used for valuing the Named Executive Officers’ options as a group, applying the Black-Scholes methodology, were as follows:

	2009	2008	2007
Weighted Average Fair Value at Grant Date	$14.18	$21.93	$23.12
Expected Option Life (Years)	4.9	5.4	5.5
Expected Volatility	38.9%	28.1%	30.3%
Risk Free Interest Rate	1.94%	3.0%	4.7%
Dividend Yield	N/A	N/A	N/A

(2)	For a discussion of the potential ranges that could have been paid in 2009 under the Management Incentive Plan, see the Grants of Plan-Based Awards table.

(3)	In October 2007, our Officers’ Target Retirement Plan, a defined benefit plan, was discontinued for active participants. Due to this discontinuance, we no longer have a defined benefit plan for the Named Executive Officers. The amount listed under Change In Pension Value – Column (h) for 2007 represents the difference between the Present Value of the Accumulated Benefit under the Officers’ Target Retirement Plan at December 31, 2006, and the amount actually transferred to the Supplemental Executive Retirement & Savings Plan as of October 31, 2007. This change primarily reflects a shift in methodology from a defined benefit approach (present value of benefits payable at the earliest unreduced retirement age of 65) to a defined contribution approach (present value of benefits payable immediately). At December 31, 2007, there were no benefits remaining in the Officers’ Target Retirement Plan for any active participants including the Named Executive Officers.

No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(4)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Supplemental Executive Retirement & Savings Plan and the Humana Retirement & Savings Plan; personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; a matching charitable gift program; life insurance benefits; and financial planning assistance. In addition, we pay for club memberships for certain Named Executive Officers. These are used for business purposes, and if used from time to time for personal reasons, the Named Executive Officer must reimburse us for any expense.

Company Contributions to the Supplemental Executive Retirement & Savings Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Michael B. McCallister	$89,700
James H. Bloem	$34,500
James E. Murray	$48,875
Paul B. Kusserow	$3,712
V. Rajamannar Madabhushi	$0

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Michael B. McCallister	$132,848
James H. Bloem	$0
James E. Murray	$25,539
Paul B. Kusserow	$0
V. Rajamannar Madabhushi	$5,825

Matching Charitable Contributions:

Michael B. McCallister	$25,000
James H. Bloem	$20,000
James E. Murray	$22,691
Paul B. Kusserow	$0
V. Rajamannar Madabhushi	$0

Financial Planning:

Michael B. McCallister	$19,688
James H. Bloem	$0
James E. Murray	$0
Paul B. Kusserow	$0
V. Rajamannar Madabhushi	$8,395

Company Contributions to the Humana Retirement and Savings Plan:

Michael B. McCallister	$23,903
James H. Bloem	$23,903
James E. Murray	$23,903
Paul B. Kusserow	$6,125
V. Rajamannar Madabhushi	$0

Other (Includes life insurance, wellness incentives, reimbursement for relocation expenses, and guest expenses while on business travel):

Michael B. McCallister	$6,089
James H. Bloem	$3,267
James E. Murray	$4,458
Paul B. Kusserow	$107,372
V. Rajamannar Madabhushi	$80,973

(5)	On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, or Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which Mr. McCallister will continue to serve as our President and Chief Executive Officer. The McCallister Employment Agreement has an initial term ending on December 31, 2010, which will be automatically renewed for successive periods of one year unless terminated by either party upon sixty days written notice. Pursuant to the McCallister Employment Agreement, Mr. McCallister will be paid an annual base salary of not less than $1,025,000 and will be eligible to participate in all benefit plans and programs made available by us to our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization & Compensation Committee. The McCallister Employment Agreement also provides for payments in the event Mr. McCallister terminates his employment. For a description of these payment provisions see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this Proxy Statement.

(6)	Messrs. Kusserow and Madabhushi were hired by the Company during 2009, and therefore received no compensation in 2008 or 2007.

Grants of Plan-Based Awards

The following table provides information about stock options and restricted stock granted in 2009 under our Amended and Restated 2003 Stock Incentive Plan, which we refer to as the 2003 Stock Plan, and the range of potential payments in 2009 under the Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards N/A			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)		Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Michael B. McCallister	01/01/2009	768,750		1,537,500	2,050,000
	02/19/2009									225,759	41.83	40.93	3,393,474
James H. Bloem	01/01/2009	272,500		545,000	817,500
	02/19/2009									67,728	41.83	40.93	1,018,047
James E. Murray	01/01/2009	335,000		670,000	1,005,000
	02/19/2009									99,979	41.83	40.93	1,502,824
Paul B. Kusserow (5)	02/16/2009	203,199		406,397	609,596
	02/19/2009								10,000			40.93	416,633
	02/19/2009									100,000	41.83	40.93	1,503,140
	04/28/2009									50,000	29.53	28.99	568,330
V. Rajamannar Madabhushi (6)	04/26/2009	200,000	(7)	342,466	513,699
	04/28/2009								20,000			28.99	587,266
	04/28/2009									100,000	29.53	28.99	1,136,660

(1)	The actual payment of incentive compensation is shown in the Summary Compensation Table. For the EPS objective, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Eighty-six percent of the EPS goal must be achieved to reach its threshold payment; the threshold pays at approximately 50 percent of salary for all Named Executive Officers except Mr. McCallister whose threshold payment is 75 percent of salary. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for the Named Executive Officers. The Committee has sole discretion to determine whether to actually pay the entire permissible award, to decrease an award, or to defer payment of any award. The Committee is also authorized to establish additional conditions and terms of payment for awards, including the achievement of other or additional financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The Committee may not waive the basic performance targets as to the business criteria chosen for any performance period.

In addition, our Board of Directors has approved a clawback policy that applies to all executive officers whereby we may recoup compensation in the event of a material restatement in the Company’s financials as a result of the misconduct of or fraud on the part of the executive officer. Under the policy, we may recoup all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement, subject to the discretion of the Committee to govern the clawback policy’s application.

The Organization & Compensation Committee assesses the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. For a discussion of this assessment, please refer to the section entitled, “Corporate Governance – Organization & Compensation Committee – Compensation Risk Determination” in this proxy statement.

(2)

The above restricted stock awards were all granted pursuant to the 2003 Stock Plan. The restricted stock awards fully vest three years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Stock Plan, all outstanding restricted stock awards become fully vested. (See the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for a quantification of the acceleration of vesting of restricted stock awards upon a Change in Control.) Upon vesting, the par value of the restricted stock may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of common stock valued at the fair market value on the date of vesting, or in any combination thereof. If dividends were to be declared on the Company’s common stock, no dividends would be paid with respect to unvested shares of restricted stock. The restricted stock awards were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof. All Named Executive Officers equity awards contain a non-compete provision.

(3)	The above options were all granted pursuant to the 2003 Stock Plan. The options are incentive stock options to the extent allowed by regulation and the balance are nonqualified stock options. The options vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Stock Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value and option price as more fully described in the 2003 Stock Plan. (See the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for a quantification of the acceleration of stock options upon a Change in Control.) The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of common stock valued at the fair market value on the date of exercise or any combination thereof. Under the 2003 Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by repricing or replacing any option award. The options were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof. All Named Executive Officers equity awards contain a non-compete provision.

(4)	Options under the 2003 Stock Plan cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in the 2003 Stock Plan, is the average of the highest and lowest reported sales prices of our common stock in transactions reported on the NYSE on the grant date. The 2003 Stock Plan was approved by our Board of Directors and by our stockholders.

In February 2010, the Named Executive Officers each received a stock option award having a seven-year term and vesting over a three-year period as follows:

Name	Number of Options
Michael B. McCallister	129,830
James H. Bloem	36,352
James E. Murray	57,125
Paul B. Kusserow	36,352
V. Rajamannar Madabhushi	46,739

The options were awarded at the Fair Market Value on the date of grant of $46.40. The closing price on date of grant was $46.20.

(5)	Mr. Kusserow was hired by the Company on February 16, 2009.

(6)	Mr. Madabhushi was hired by the Company on April 26, 2009.

(7)	As part of Mr. Madabhushi’s engagement, he was guaranteed a minimum payment under the Management Incentive Plan of $200,000 for 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option and restricted stock holdings of our Named Executive Officers as of December 31, 2009.

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) N/A (h)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Michael B. McCallister	250,000	—		32.7000	02/24/12	(3)
	150,000	—		53.9600	02/23/13	(7)
	86,506	43,252		62.1000	02/22/14	(4)
	53,195	106,390		69.4750	02/21/15	(1)
	—	225,759		41.8300	02/19/16	(2)
James H. Bloem	26,666	—		32.7000	02/24/12	(8)
	38,830	—		53.9600	02/23/13	(7)
	30,277	15,138		62.1000	02/22/14	(4)
	15,959	31,916		69.4750	02/21/15	(1)
	—	67,728		41.8300	02/19/16	(2)
James E. Murray	110,000	—		32.7000	02/24/12	(3)
	84,720	—		53.9600	02/23/13	(7)
	13,686	—		9.2600	03/13/13	(5)
	44,695	22,347		62.1000	02/22/14	(4)
	23,558	47,115		69.4750	02/21/15	(1)
	—	99,979		41.8300	02/19/16	(2)
Paul B. Kusserow	—	100,000		41.8300	02/19/16	(2)
							10,000	438,900
	—	50,000		29.5300	04/28/16	(6)
V. Rajamannar Madabhushi	—	100,000		29.5300	04/28/16	(6)

							20,000	877,800

(1)	Options granted on 2/21/08 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 2/21/11.

(2)	Options granted on 2/19/09 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 2/19/12.

(3)	Options granted on 02/24/05 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(4)	Options granted on 2/22/07 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 2/22/10.

(5)	Options granted on 03/13/03 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(6)	Options granted on 4/28/09 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 4/28/12.

(7)	Options granted on 02/23/06 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(8)	Options granted on 02/24/05 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(9)	Based on the closing stock price on December 31, 2009 of $43.89. Restricted stock awards granted, with respect to Mr. Kusserow on 2/19/09 and with respect to Mr. Madabhushi on 4/28/09, will fully vest three years from the date of grant.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the Named Executive Officers in 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($) (e)
Michael B. McCallister	419,111	11,015,385	—	—
James H. Bloem	—	—	—	—
James E. Murray	186,300	4,919,669	—	—
Paul B. Kusserow	—	—	—	—
V. Rajamannar Madabhushi	—	—	—	—

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the New York Stock Exchange Composite System and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)	No restricted stock vested for the Named Executive Officers in 2009.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Supplemental Executive Retirement & Savings Plan contributions and earnings for the Named Executive Officers in 2009.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Michael B. McCallister	—	89,700	1,519,098	—	8,264,778
James H. Bloem	—	34,500	185,069	—	1,073,303
James E. Murray	—	48,875	479,868	—	2,673,621
Paul B. Kusserow	—	3,712	0	—	3,712
V. Rajamannar Madabhushi	—	0	0	—	0

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table herein.

We have a qualified combined retirement plan and 401(k) plan, the Humana Retirement & Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Supplemental Executive Retirement & Savings Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement & Savings Plan. In 2009, once an individual is paid $245,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement & Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement & Savings Plan are credited to the Supplemental Pretax Savings Account of the Supplemental Executive Retirement & Savings Plan.

Additionally, in 2009, any earnings over $245,000 are excluded when determining retirement benefits as a percentage of income. Any Company contributions that would have been made to the retirement account of the Humana Retirement & Savings Plan due to this limitation are credited to the Supplemental Retirement Account of the Supplemental Executive Retirement & Savings Plan.

The benefits accrued under the Supplemental Executive Retirement & Savings Plan are those Company contributions that cannot be made to the qualified Humana Retirement & Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement & Savings Plan is 35% for 2009. The Company matches 100% of the first 1%, plus 50% of the next 5% of employee salary deferrals. In addition, the Company makes a contribution in an amount equal to 4% of eligible compensation, plus 4% of the amount of eligible compensation that is in excess of the Social Security wage base. Accruals under the Supplemental Executive Retirement & Savings Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Supplemental Executive Retirement & Savings Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Supplemental Executive Retirement & Savings Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or an annuity—if the Supplemental Executive Retirement & Savings Plan balance exceeds $100,000.

All of the Named Executive Officers eligible for a contribution under the Supplemental Executive Retirement & Savings Plan in 2009 have elected a lump sum payment upon termination.

Potential Payments Upon Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under the various scenarios occurred on December 31, 2009. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table (with the exception of Mr. McCallister, whose payments are governed by the McCallister Employment Agreement). The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
Michael B. McCallister(1)
•Severance	$1,025,000	$2,050,000	$0	$0	$2,050,000	$6,406,250
•Life, Health & Other Benefits(6)	19,642	19,642	0	19,642	19,642	41,249
•Stock Options (accelerated)(3)	0	530,534	0	0	530,534	530,534
•Excise Tax Gross up(7)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$1,044,642	$2,600,176	$0	$19,642	$2,600,176	$6,978,033

•Stock Options (vested)(3)	2,870,000	2,870,000	0	2,870,000	2,870,000	2,870,000
•Supplemental Retirement Plan(5)	8,264,778	8,264,778	8,264,778	8,264,778	8,264,778	8,264,778

Subtotal: Currently Vested Amounts	$11,134,778	$11,134,778	$8,264,778	$11,134,778	$11,134,778	$11,134,778

Mr. McCallister’s Totals	$12,179,420	$13,734,954	$8,264,778	$11,154,420	$13,734,954	$18,112,811

James H. Bloem
•Severance (2)	$0	$817,500	$0	$0	$0	$2,043,750
•Life, Health & Other Benefits(6)	16,789	16,789	0	16,789	16,789	35,257
•Stock Options (accelerated)(3)	0	0	0	0	159,161	159,161

Subtotal: Termination Related Payments	$16,789	$834,289	$0	$16,789	$175,950	$2,238,168

•Stock Options (vested)(3)	306,126	306,126	0	306,126	306,126	306,126
•Supplemental Retirement Plan(5)	1,073,303	1,073,303	1,073,303	1,073,303	1,073,303	1,073,303

Subtotal: Currently Vested Amounts	$1,379,429	$1,379,429	$1,073,303	$1,379,429	$1,379,429	$1,379,429

Mr. Bloem’s Totals	$1,396,218	$2,213,718	$1,073,303	$1,396,218	$1,555,379	$3,617,597

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
James E. Murray
•Severance(2)	$0	$1,005,000	$0	$0	$0	$2,512,500
•Life, Health & Other Benefits(6)	13,339	13,339	0	13,339	13,339	28,013
•Stock Options (accelerated)(3)	0	0	0	0	234,951	234,951

Subtotal: Termination Related Payments	$13,339	$1,018,339	$0	$13,339	$248,290	$2,775,464

•Stock Options (vested)(3)	1,740,715	1,740,715	0	1,740,715	1,740,715	1,740,715
•Supplemental Retirement Plan(5)	2,673,621	2,673,621	2,673,621	2,673,621	2,673,621	2,673,621

Subtotal: Currently Vested Amounts	$4,414,336	$4,414,336	$2,673,621	$4,414,336	$4,414,336	$4,414,336

Mr. Murray’s Totals	$4,427,675	$5,432,675	$2,673,621	$4,427,675	$4,662,626	$7,189,800

Paul B. Kusserow
•Severance(2)	$0	$465,000	$0	$0	$0	$1,743,750
•Life, Health & Other Benefits(6)	17,322	17,322	0	17,322	17,322	36,377
•Stock Options and Restricted Stock (accelerated)(3)	0	0	0	0	1,406,400	1,406,400

Subtotal: Termination Related Payments	$17,322	$482,322	$0	$17,322	$1,423,722	$3,186,527

•Stock Options and Restricted Stock (vested)(3)	0	0	0	0	0	0
•Supplemental Retirement Plan(5)	3,712	3,712	3,712	3,712	3,712	3,712

Subtotal: Currently Vested Amounts	$3,712	$3,712	$3,712	$3,712	$3,712	$3,712

Mr. Kusserow’s Totals	$21,034	$486,034	$3,712	$21,034	$1,427,434	$3,190,239

V. Rajamannar Madabhushi
•Severance(2)	$0	$500,000	$0	$0	$0	$1,875,000
•Life, Health & Other Benefits(6)	17,530	17,530	0	17,530	17,530	36,814
•Stock Options and Restricted Stock (accelerated)(3)	0	0	0	0	2,342,800	2,342,800

Subtotal: Termination Related Payments	$17,530	$517,530	$0	$17,530	$2,360,330	$4,254,614

•Stock Options and Restricted Stock (vested)(3)	0	0	0	0	0	0
•Supplemental Retirement Plan(5)	0	0	0	0	0	0

Subtotal: Currently Vested Amounts	$0	$0	$0	$0	$0	$0

Mr. Madabhushi’s Totals	$17,530	$517,530	$0	$17,530	$2,360,330	$4,254,614

(1) McCallister Employment Agreement

On May 16, 2008, we entered into an amended and restated employment agreement with Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which he will continue to serve as our President and Chief Executive Officer at an annual base salary in an amount not less than $1,025,000, and will be eligible to participate in all benefit plans and programs made available by us for our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization and Compensation Committee.

If the McCallister Employment Agreement is terminated (i) by us without Good Cause, (ii) by Mr. McCallister for Good Reason, (iii) by the Company at the end of the initial or any renewal term by reason of non-renewal, or (iv) due to Mr. McCallister’s death or disability, we would pay to Mr. McCallister, at the same time bonuses are paid to other participants (or such later date as may be required by Section 409A), a prorated bonus calculated on the basis of target performance in the case of termination by reason of death or disability and on the basis of actual performance in the case of all other terminations (which amount is not included in the table), plus a payment equal to his then current annual base salary plus bonus, calculated at one hundred percent of his base salary. Mr. McCallister would also be entitled to continued coverage for himself and his dependents under our medical, accident and life insurance benefit plans for twelve months following termination upon the same terms and costs for similarly situated employees of the Company. In addition, any unvested restricted shares held by Mr. McCallister would become vested (with performance-based awards vesting at the target percentage in the case of termination by death or disability, and based on actual performance in the event of other terminations) and any unvested stock options held by Mr. McCallister would become fully vested (with performance-based stock options vesting at the target percentage) and would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

In the event that Mr. McCallister’s employment is terminated by us without Good Cause or by Mr. McCallister for Good Reason under certain circumstances in anticipation of a Change in Control or within twenty-four months following a Change in Control, we would pay or provide to Mr. McCallister: (i) no later than thirty calendar days after the termination date (or such later date as may be required by Section 409A), his base salary earned but not yet paid at the greater of the rate in effect at the Change in Control or the termination date, which we refer to as the Higher Base Salary, (ii) at the same time bonuses are paid to other participants, a prorated annual bonus for the fiscal year in which termination occurs based on actual performance (which amount is not included in the table), (iii) a lump-sum payment equal to two and one-half times the amount equal to the sum of (a) the Higher Base Salary plus (b) the target annual bonus for the fiscal year in which termination occurs and (iv) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. McCallister and his dependents for two years following the termination date. In addition, to the extent that any restricted shares or stock options held by Mr. McCallister are unvested, such awards would become fully vested (with performance-based shares and awards vesting based on actual performance and with performance vested stock options vesting at the target percentage) and vested stock options would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

If Mr. McCallister’s employment is terminated (i) by us for Good Cause, (ii) by Mr. McCallister’s termination of the initial or any renewal term by reason of non-renewal, or (iii) by Mr. McCallister without Good Reason, we would pay to Mr. McCallister only his then current base salary accrued but unpaid through the termination date. In the event of a termination described in this paragraph, any restricted shares, unvested stock options or other equity-based award outstanding on the termination date would be forfeited.

Following Mr. McCallister’s termination for any reason, he would be eligible for continuation of medical and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). For the first twelve months of COBRA continuation coverage, the cost to Mr. McCallister would be an amount equal to the normal employee contribution rate and, thereafter, the cost to Mr. McCallister would be the cost of COBRA continuation coverage. During the COBRA continuation period, Mr. McCallister may elect any of the health coverages available to our employees. Following the COBRA continuation period, Mr. McCallister may elect coverage for himself, his spouse and his dependents under any of the insured products offered the Company until the later of Mr. McCallister or his spouse, as applicable, turning 65 or becoming eligible for Medicare coverage.

Mr. McCallister is also entitled to a gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect shall be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction to the payments to be made to Mr. McCallister of 10% or less, but not more than $200,000, would cause none of the payments to be “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments shall be “excess parachute payments.” In March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended.

In the McCallister Employment Agreement, “Good Cause” is defined to mean:

(a) the commission by Mr. McCallister of an act of fraud, misappropriation, embezzlement, gross negligence, or willful misconduct or unethical conduct in connection with Mr. McCallister’s employment under the McCallister Employment Agreement resulting in material economic or financial injury to the Company; or

(b) Mr. McCallister’s intentional failure or refusal to perform reasonable assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten business days; or

(c) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its affiliates or their reputation or the ability of Mr. McCallister to perform his employment-related duties or to represent the Company); provided, however, that if Mr. McCallister is terminated for Good Cause by reason of his indictment pursuant to this clause (3) and the indictment is subsequently dismissed or withdrawn or Mr. McCallister is found to be not guilty in a court of law in connection with such indictment, then Mr. McCallister’s termination shall be treated as a termination without Good Cause.

In the McCallister Employment Agreement, “Good Reason” is defined to mean:

(i) a material reduction in Mr. McCallister’s title, authority or responsibilities, including reporting responsibilities; or

(ii) a reduction in Mr. McCallister’s annual base salary; or

(iii) a relocation of Mr. McCallister’s officer to a location more than thirty miles from the location at which Mr. McCallister performs his duties prior to such relocation; or

(iv) a failure by the Company to continue in effect any incentive, bonus or other material compensation plan in which Mr. McCallister participates, unless the Company substitutes a substantially equivalent benefit; or

(v) a breach by the Company of any material provision of the McCallister Employment Agreement.

The McCallister Employment Agreement also contains provisions not to compete or solicit for a 12-month period following termination. The McCallister Employment Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

(2) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999. The Severance Policy covers all of the Named Executive Officers, except for Mr. McCallister (whose payments as of December 31, 2009 were covered by the McCallister Employment Agreement described above). Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of Good Cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. In the case of Mr. Murray and Mr. Bloem, since each has at least six years of service with us, each would receive eighteen months of base pay. With respect to Mr. Kusserow and Mr. Madabhushi, since each has less than one year of service with us, each would receive one year’s base salary. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations in the table assume a December 31, 2009 termination, incentive compensation would be paid for the full year. This amount is not included in the table.

In connection with the receipt of any severance payments described above, the Named Executive Officer would be required to enter into a written agreement that would forbid him from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

(3) Stock Option and Restricted Stock Agreements

At December 31, 2009, the Named Executive Officers have stock options and restricted stock outstanding under our 1996 and 2003 Stock Incentive Plans, which we refer to collectively as the Stock Plans. Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested shares of restricted stock would be forfeited upon a voluntary termination for reasons not having to do with Cause, as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock shall immediately lapse upon such termination.

Under the Stock Plans, with respect to grants of options prior to January 1, 2010, in the event of Retirement, each Named Executive Officer would have two years to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options would be forfeited. At December 31, 2009, the Named Executive Officers had vested options with a spread based on the December 31, 2009 fair market value of $44.18 as set forth in the table below. Under the Stock Plans, with respect to grants of restricted stock prior to January 1, 2010, in the event of Retirement, any unvested shares of restricted stock would be forfeited upon Retirement; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock shall immediately lapse upon Retirement.

On June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Stock Plans, that modify the definition of eligible retirement under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options (x) that have vested as of the retirement date of that Named Executive Officer will be exercisable within two years of such retirement date, and (y) that have not vested as of the retirement date of that Named Executive Officer will continue to vest according to their original vesting schedule and will be exercisable within two years of the vesting date of such options. With respect to grants of restricted stock on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any unvested shares of restricted stock will continue to vest according to their original vesting schedule.

Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2009, the Named Executive Officers had options with a spread based on the December 31, 2009 fair market value of $44.18 as set forth in the table below. Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, any unvested shares of restricted stock shall immediately vest.

Under the Stock Plans, in the event of termination for Cause, all options and unvested shares of restricted stock are forfeited for all Named Executive Officers, including Mr. McCallister, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

In the event of a Change in Control, all unvested shares of restricted stock shall immediately vest, and all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.”

Alternatively, a Named Executive Officer would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value, and the option exercise price, times the number of shares under option so surrendered. The Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of our common stock during the 90 day period ending on the date of a Change in Control. The highest price of our common stock in the 90 day period preceding December 31, 2009 was $45.705. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 31, 2009, for the Adjusted Fair Market Value.

Named Executive Officer	Value of all Vested Options at December 31, 2009	Value of all Unvested Options at December 31, 2009	Incremental Value due to Adjusted Fair Market Value	Total
Michael B. McCallister	$2,870,000	$530,534	$725,532	$4,126,066
James H. Bloem	$306,126	$159,161	$143,951	$609,238
James E. Murray	$1,740,715	$234,951	$341,089	$2,316,755
Paul B. Kusserow	$0	$967,500	$228,750	$1,196,250
V. Rajamannar Madabhushi	$0	$1,465,000	$152,500	$1,617,500

(4) Change in Control Benefits

We have entered into agreements with all executive officers, including Mr. Bloem, Mr. Murray, Mr. Kusserow, and Mr. Madabhushi, as well as certain key management employees, which for a two-year period following a Change in Control of the Company, as defined in the agreements, provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum target incentive compensation payable to him or her, by a specified multiple. Mr. Bloem, Mr. Murray, Mr. Kusserow, and Mr. Madabhushi, would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum target bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2009, the payments set forth in the table above would have been made within ten days of the termination event, (or such later date as may be required by Section 409A) by the surviving company in the Change in Control.

In addition, in the event of a Change in Control generally all outstanding options and restricted stock would immediately vest. See the discussion herein under Note 3—”Stock Option and Restricted Stock Agreements.”

Under the Change in Control agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

(5) Pension and Retirement Plans

In the event of termination, each Named Executive Officer would receive his account balance under the Supplemental Executive Retirement & Savings Plan disclosed in the Nonqualified Deferred Compensation table together with his Humana Retirement & Savings Plan benefit. The Humana Retirement & Savings Plan is a qualified combined retirement and 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2009, the account balances under the Humana Retirement & Savings Plan for the Named Executive Officers are as follows (which amounts are not included in the table):

Michael B. McCallister	$2,138,878
James H. Bloem	$397,469
James E. Murray	$1,132,720
Paul B. Kusserow	$19,754
V. Rajamannar Madabhushi	$0

The Humana Retirement & Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary; a life annuity paid monthly or quarterly; or a life annuity paid monthly or quarterly with guaranteed payments for a period of 5, 10, 15 or 20 years.

(6) Life, Health and Other Benefits

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage. In the table above, a one year expense is listed, except for a Change in Control where the amount covers a two year period. In the event of death, the estate of each Named Executive Officer is entitled to receive a benefit in the amount of three times the current base salary of the officer. As of December 31, 2009, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Michael B. McCallister	$3,075,000
James H. Bloem	$1,635,000
James E. Murray	$2,010,000
Paul B. Kusserow	$1,395,000
V. Rajamannar Madabhushi	$1,500,000

(7) Tax Gross Up Payments

At December 31, 2009, Mr. McCallister was the only Named Executive Officer having an arrangement in place with us that provides for a “tax gross up” payment, and even then only in the context of a Change in Control. In the event of a Change in Control, the effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Internal Revenue Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.” At December 31, 2009, there would be no tax gross-up payment due Mr. McCallister because the amount paid to him upon a Change in Control would not exceed the triggering threshold under Section 280G of the Internal Revenue Code. In March 2009, the Organization & Compensation Committee of the Board of Directors determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving an executive officer or director nominee of the Company, other than described below. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our web site. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website,” then click on “Corporate Governance” on the right side of the page, and then click on the link entitled “Related Persons Transactions Policy” on the left side of the page.

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Accounts Installation Department. This individual received a salary and incentive of approximately $190,000 for 2009, and received benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

The Company has entered into an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2009 as a result of its previously announced acquisition of Barclays Global Investors, NA and certain of its affiliates that collectively owned shares of Company stock. Under this agreement, BlackRock provides investment management services to the Company, for which the Company paid approximately $2,500,000 in fees for the year ended December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

We maintain plans under which options to purchase our common stock and under which awards of restricted stock may be made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to three years from date of grant and expire seven to ten years after date of grant.

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2009 follows:

Column	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)	6,037,322	$46.2119	4,797,304(1)
Equity compensation plans not approved by security holders(3)	20,999	$12.9546	0
Total	6,058,321	$46.0966	4,797,304

(1)	Of the number listed above, 2,821,944 can be issued as Restricted Stock at December 31, 2009 (giving effect to the provision that one restricted share is equivalent to 1.7 stock options). Through February 26, 2010, 975,513 stock options and restricted stock unit awards were granted. After cancellations and giving affect to the provision that one restricted share is equivalent to 1.7 stock options, 3,463,240 shares remain available for future awards of stock options or 2,037,200 shares remain available for future awards of restricted stock under the 2003 Stock Incentive Plan.

(2)	The above table does not include awards of Shares of Restricted Stock or Restricted Stock Units. For information concerning these awards, see “Footnote 13 — Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	The material features of our only equity compensation plan that was not approved by our stockholders, the Humana Inc. Stock Option Plan for Employees, which we refer to as the 1999 Plan, are described below.

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the 1999 Plan. The Board of Directors determined that no further awards would be made under the 1999 Plan as of December 31, 2002.

The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its subsidiaries. Executive officers and directors were not eligible to participate in the 1999 Plan.

The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of our business and human resource strategies and the achievement of our goals, and (ii) to align the interests of employees with those of our stockholders.

The 1999 Plan is administered by the Organization & Compensation Committee of our Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan.

Only non-qualified stock options could be granted under the 1999 Plan.

Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. Upon the exercise of an option, however, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a share of the common stock on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, we are required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 will include the stock option exercise.

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of five directors. All members are independent and are financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. D’Amelio, Mr. O’Brien, Mr. Mitchell and Dr. Reynolds, each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2009 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

During 2009, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC regarding our business and current and planned audit activities. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2009	2008
Audit Fees	$4,698,000	$4,981,500
Audit Related Fees	958,500	942,500
Tax Services	140,000	166,670
All Other Fees	37,500	54,500

TOTAL	$5,834,000	$6,145,170

•

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits, state department of insurance examinations and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit-Related Fees include activities for employee benefit plan audits, reports issued pursuant to Statement on Auditing Standards No. 70, Service Organizations, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

•	Tax Services include activities relating to tax compliance work and tax consultation.

•	All Other Fees include consultation related to operational processes, compensation surveys and annual renewal of software licenses for accounting research software.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	related assurance and attestation services;

•	risk and control services;

•	transaction services; and

•	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2009.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William E. Mitchell

David B. Nash, M.D.

James J. O’Brien

W. Ann Reynolds, Ph.D.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2010. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2011. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2009, excluding certain of its exhibits, is included with the transmittal of this Proxy Statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website,” and then click on the report you wish to review under the “SEC & Financial Reports” subcategory.

By Order of the Board of Directors,
Joan O. Lenahan, Vice President and Corporate Secretary

500 W. MAIN STREET ATTN: JOAN LENAHAN 27TH FLOOR LOUISVILLE, KY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Humana Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 19, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M19425-P89718	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends a vote FOR the following proposals.
Vote on Directors					Vote on Accounting Firm
1.	The Election of Directors.
	Nominees:	For	Against	Abstain		For	Against	Abstain
	1a) David A. Jones, Jr.	☐	☐	☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	1b) Frank A. D’Amelio	☐	☐	☐
	1c) W. Roy Dunbar	☐	☐	☐
	1d) Kurt J. Hilzinger 1e) Michael B. McCallister	☐ ☐	☐ ☐	☐ ☐	At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.
	1f) William J. McDonald	☐	☐	☐
	1g) William E. Mitchell	☐	☐	☐
	1h) David B. Nash, M.D.	☐	☐	☐
	1i) James J. O’Brien	☐	☐	☐
	1j) Marissa T. Peterson 1k) W. Ann Reynolds, Ph.D.	☐ ☐	☐ ☐	☐ ☐

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M19426-P89718

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 20, 2010

10:00 A.M., EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones, Jr. and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Tuesday, the 20th day of April, 2010 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)